Moody National REIT II, Inc. - POS AM

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Moody National REIT II, Inc.

We consent to the use of (1) our report dated March 23, 2017, with respect to the consolidated balance sheets of Moody National REIT II, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, equity and cash flows for the years then ended, and the related financial statement schedule III, real estate assets and accumulated depreciation, included in the Annual Report on Form 10-K of Moody National REIT II, Inc. for the year ended December 31, 2016, filed with the Securities and Exchange Commission; (2) our report dated December 30, 2015, with respect to the balance sheets of Mueller Hospitality, LP as of September 30, 2015 and December 31, 2014 and the related statements of operations, owners’ equity, and cash flows for the nine months ended September 30, 2015 and the year ended December 31, 2014, included in the Form 8-K/A of Moody National REIT II, Inc. filed with the Securities and Exchange Commission on December 30, 2015; and (3) our report dated August 8, 2016 with respect to the combined balance sheets of Moody National SHS Seattle MT, LLC and the tenant-in-common owners as of December 31, 2015 and 2014 and the related combined statements of operations, owners’ equity, and cash flows for the years then ended included in the Form 8-K/A of Moody National REIT II, Inc. filed with the Securities and Exchange Commission on August 8, 2016 all of which are incorporated by reference in this Post-Effective Amendment No.6 to the Registration Statement on Form S-11 (Commission File No. 333-198305), as amended, and related Prospectus of Moody National REIT II, Inc., and to the reference to our firm under the heading “Experts” in the Registration Statement, as amended, and related Prospectus.

/s/ Frazier & Deeter LLC

Atlanta, Georgia
April 14, 2017